Exhibit 5.1

Goodwin Procter LLP Counselors at Law 10250 Constellation Blvd. 21st Floor Los Angeles, CA 90067	T: 310.788.5100 F: 310.286.0992 goodwinprocter.com

June 27, 2007

Arrowhead Research Corporation

201 South Lake Avenue, Suite 703

Pasadena, California 91101

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, relating to the registration by Arrowhead Research Corporation, a Delaware corporation (the “Company”) of the resale of up to 5,220,987 shares of the Company’s Common Stock, $0.001 par value per share, consisting of (i) 2,849,446 shares of Common Stock (the “Private Placement Shares”) issued in a private placement that closed on May 29, 2007 (the “Private Placement”), (ii) 712,363 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) issued in connection with the Private Placement, (iii) 1,431,222 shares of Common Stock (the “Private Exchange Shares”) issued pursuant to a Stock Purchase Agreement dated April 20, 2007; and (iv) 227,956 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon exercise of warrants (the “Placement Agent Warrants”) issued to the Company’s placement agent in connection with the Private Placement, in each case as described in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Warrant Shares and the Placement Agent Warrant Shares are issued.

Based on the foregoing, we are of the opinion that (a) the Private Placement Shares and the Private Exchange Shares have been duly authorized and are validly issued, fully paid and non-assessable and (b) the Warrant Shares and the Placement Agent Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Warrants and the Placement Agent Warrants, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP